Exhibit 4.16

[eCollege Letterhead]

October 28, 2003

Oakleigh Thorne
Blumenstein/Thorne Information Partners I, L.P.
PO Box 871
Lake Forest, IL 60045

Jay B. Pritzker
President
New World Equities, Inc.
1603 Orrington Avenue, Suite 1070
Evanston, Illinois 60201

Re: Waiver of Piggyback Registration, Consent, Notice and Other Rights under Amended and Restated Registration Agreement

Dear Messrs. Thorne and Pritzker:

Reference is made to that certain Stock Purchase Agreement dated as of September 15, 2003 (the " Stock Purchase Agreement "), among eCollege.com, a Delaware corporation (the " Company "), and Leeds Equity Partners III, L.P., a Delaware limited partnership (the " Principal Seller "), other selling parties, (collectively with Principal Seller, the " Sellers "), and DataMark Inc., a Delaware corporation (" DataMark "), pursuant to which the Company has agreed to purchase all of the capital stock of DataMark. As partial consideration for the purchase, the Company is issuing 225,000 shares of the Company’s common stock, par value $0.01 per share (the " Purchase Shares ").

Reference is also made to that certain Senior Subordinated Secured Note and Warrant Purchase Agreement (the " Warrant Agreement "), to be dated as of October 31, 2003, between the Company and Capital Resource Partners IV, L.P. (" CRP "), a Delaware limited partnership, and each of those persons who shall join in and become a party thereto, pursuant to which the Company shall issue warrants to acquire up to 200,000 shares of the Company’s common stock, par value $0.01 per share (the " Warrant Shares ," collectively with the Purchase Shares, the " Common Stock ").

Under the terms of the Stock Purchase Agreement, the Warrant Agreement and registration rights agreements to be entered into in connection with the Stock Purchase Agreement and the Warrant Agreement (the " Registration Rights Agreements "), the Company has also agreed to register the Common Stock issued to CRP, the Sellers and certain officers and directors of DataMark under the Securities Act of 1933, as amended, by filing a Form S-3 Registration Statement (the " Form S-3 ") with the Securities and Exchange Commission.
Blumenstein/Thorne Information Partners I, L.P. and New World Equities, Inc. (the " Investors ") are parties to that certain Amended and Restated Registration Agreement dated February 2, 1998, (the " Registration Agreement "), between the Company, the Investors and other stockholders of the Company (collectively, with the Investors, the " Stockholders ").

Pursuant to Section 9.D of the Registration Agreement, the Company respectfully requests that the Investors, as holders of greater than two-thirds of the Registrable Securities (as defined in the Registration Agreement) of the Company: (i) waive any piggyback registration rights granted to Stockholders under Section 3 of the Registration Agreement with respect to the filing of the Form S-3 and any amendments thereto; and (ii) waive any failure by the Company to comply with its obligations set forth in Sections 2.E and 9.A of the Registration Agreement to the extent that the Stock Purchase Agreement, the Warrant Agreement or the Registration Rights Agreements violate Sections 2.E or 9.A of the Registration Agreement.

The waivers to the Registration Agreement referenced above shall be effective as to all Stockholders upon the Investors’ acceptance of this Letter Agreement. Except as shall be explicitly amended by Investors’ acceptance of this Letter Agreement, all of the terms and conditions of the Registration Agreement shall remain in full force and effect.

To acknowledge the Investors’ waivers of the matters referenced above, please sign each of the copies provided. Upon execution and delivery of the Letter Agreement by both Investors, the Company will return a fully executed version to you at the addresses above.

This Letter Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Colorado, without giving effect to the principles of conflicts of law.

This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Investors and delivered to the Company, it being understood that both Investors need not sign the same counterpart.
Sincerely,

ECOLLEGE.COM

By:    /s/ Doug Kelsall
Doug Kelsall,
Executive Vice President

ACCEPTED and AGREED TO this 28th
day of October, 2003, by:

BLUMENSTEIN/THORNE INFORMATION
PARTNERS I, L.P.

By:  Blumenstein/Thorne Information Partners, LLC,
 as General Partner

By:   /s/ Oakleigh Thorne
Name: Oakleigh Thorne
Title: Co-President

NEW WORLD EQUITIES, INC.

By:      /s/ Jay B Pritzker
Name: Jay B. Pritzker
Title: President